Exhibit 4.1

PROMISSORY NOTE

AMOUNT: US$3,000,000.00	DUE: ON DEMAND

FOR VALUE RECEIVED the undersigned, Yappn Corp. (the “Payor”) acknowledges itself indebted to and promises to pay on demand to or to the order of Toronto Tree Top Holdings Ltd. (the “Lender”) at 73 Richmond Street West, Suite PH3, Toronto, Ontario M5H 1Z4 or such other address as the Lender may designate from time to time in writing, the principal sum of $3,000,000 in lawful money of the United States of America or such greater or lesser amount as may be due and owing hereunder.  Interest on the outstanding principal amount of this Promissory Note from time to time at 12% per annum calculated daily and payable monthly not in advance shall be payable on the last day of each month, commencing on the 30th day of April, 2014.

In the event the Payor defaults in making any payment due pursuant to this Promissory Note, the Lender will have the option of declaring the entire principal balance of this Promissory Note together with interest at the aforesaid rate to be immediately due and payable in full.

This Promissory Note is subject to the terms of a loan agreement (the “Loan Agreement”) dated 7th day of April, 2014 and made between the Payor, as Borrower, and the Lender and evidences all amounts due and payable by the Payor to the Lender pursuant thereto.  All capitalized terms not defined in this Promissory Note shall have the meaning ascribed to such term in the Loan Agreement.

Any default pursuant to the Loan Agreement shall constitute a default pursuant to this Promissory Note and any security granted by the Payor to the Lender as security for this Promissory Note.

The Payor shall have the prepayment rights set forth in the Loan Agreement.

The Payor waives and renounces all rights of set-off, at law and equity, it may now or hereafter have against the Lender.

The Payor hereby waives demand, protest and notice of maturity, non-payment or protest and any other requirements necessary to hold the Payor liable as maker of this Promissory Note.

This Promissory Note shall enure to the benefit of the Lender and its successors and assigns and shall be binding upon the Payor and its successors and assigns.

This Promissory Note shall be fully, completely and freely assignable by the Lender and all parties are directed by the Payor to act accordingly.

This Promissory Note shall be governed by and construed in accordance with the laws of the Province of Ontario.  The Payor and the Lender hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.  A facsimile signature on this Promissory Note shall be fully effective for all purposes and binding on the undersigned, its successors and assigns.

DATED at Toronto this 7th day of April, 2014.

YAPPN CORP.

Per:	/s/ David Lucatch
Name: David Lucatch – A. S. O.